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                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of ARIS Corporation of our report dated February 26, 1998, relating to the financial statements of InTime Systems International Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Information."

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Atlanta, Georgia

May 28, 1998